Exhibit 10.46

Restricted stock unit AGREEMENT

EKSO BIONICS HOLDINGS, INC.

THIS restricted stock unit AGREEMENT (this “Agreement”) is entered into as of the ___ day of _____, 201__ (the “Grant Date”)

BETWEEN:

EKSO BIONICS HOLDINGS, INC., a company incorporated pursuant to the laws of the State of Nevada (the “Company”),

AND:

[INSERT NAME], of [INSERT CITY], [INSERT STATE] (the “Grantee”).

WHEREAS:

A.                 The Board of Directors of the Company (the “Board”) has approved and adopted the Ekso Bionics Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted; and

B.       The Compensation Committee of the Board has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for herein (the “Award”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.          Grant of Restricted Stock Units.

1.1           Pursuant to Section 9 of the Plan, the Company hereby issues to the Grantee on the Grant Date the Award consisting of, in the aggregate, [NUMBER] Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

1.2           The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2.          Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Grantee to the Company.

3.          Vesting.

3.1           Except as otherwise provided herein, provided that the Grantee remains in Continuous Service (as defined below) through the applicable vesting date described below, the Restricted Stock Units will vest in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Number of Restricted Stock Units That Vest
[VESTING DATE]	[NUMBER OR PERCENTAGE OF UNITS THAT VEST ON THE VESTING DATE]
[VESTING DATE]	[NUMBER OR PERCENTAGE OF UNITS THAT VEST ON THE VESTING DATE]

Once vested, the Restricted Stock Units become “Vested Units.”

3.2           The foregoing vesting schedule notwithstanding, if the Grantee's Continuous Service terminates for any reason at any time before all of his or her Restricted Stock Units have vested, the Grantee's unvested Restricted Stock Units shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement; provided, however, that in the event that the Grantee is party to a written employment agreement with the Company pursuant to which service-based vesting requirements applicable to equity awards are excused, in whole or in part, upon the occurrence of a Change in Control, then the foregoing vesting schedule shall be deemed to incorporate by reference such provisions. For purposes of this Agreement, the term “Continuous Service” means that the Grantee’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Grantee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s Continuous Service; provided further that if this Agreement is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

3.3           The foregoing vesting schedule notwithstanding, if a Change in Control occurs and the Grantee's Continuous Service is terminated by the Company or an Affiliate without Cause or by the Grantee for Good Reason, and the Grantee's date of termination occurs within twelve (12) months following the Change in Control, all unvested Restricted Stock Units shall automatically become 100% vested on the Grantee's date of termination.

For the purposes of this Agreement, the following terms shall be defined as is below, unless otherwise set forth in an applicable employment agreement between the Company (or one of its Affiliates) and the Grantee:

“Cause” for termination by the Company of the Grantee’s Continuous Service shall arise when termination results from (A) the willful and continued failure or refusal of Grantee to satisfactorily perform the duties reasonably required of him or her as an Employee, Consultant or Director of the Company, which failure or refusal continues for more than thirty (30) days after notice given to Grantee, such notice to set forth in reasonable detail the nature of such failure or refusal; (B) Grantee’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or misappropriation or which could reflect negatively upon the Company or otherwise impair or impede its operations; (C) Grantee’s misconduct, gross negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any material violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates; (D) Grantee’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; or (E) other willful misconduct by Grantee which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates.

“Good Reason” shall mean the Grantee’s termination of Continuous Service within ninety (90) days following any of the following events (without the Grantee’s express written consent): (A) a material reduction by the Company in the Grantee’s then applicable base salary or other compensation, unless said reduction is pari passu with other employees of the Company; (B) a material reduction in the Grantee’s job responsibilities; or (C) a geographical relocation of the Grantee more than fifty (50) miles from the current location of the Grantee’s place of employment. Notwithstanding the foregoing, a termination of a Grantee for Good Reason shall not have occurred unless (i) the Grantee gives written notice to the Company (or its Affiliate) within thirty (30) days after the Grantee first becomes aware of the occurrence of the circumstances constituting Good Reason, and the Company (or its Affiliate) has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason.

4.          Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee's rights to such units shall immediately terminate without any payment or consideration by the Company.

5.          Rights as Shareholder.

5.1               The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

5.2               Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

6.          Settlement of Restricted Stock Units. Subject to Section 13 hereof, as soon as administratively practical following each vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting date occurs, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units; and (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

7.          Adjustments. In the case of any stock split, stock dividend or like change in the nature of shares of Stock covered by this Agreement, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 14(a) of the Plan.

8.          Resale restrictions may apply. Any resale of the shares of Common Stock received upon settlement of Vested Units will be subject to resale restrictions contained in the securities legislation applicable to the Grantee. The Grantee acknowledges and agrees that the Grantee is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

9.          Subject to 2014 Plan. The terms of the Restricted Stock Units are subject to the provisions of the 2014 Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the 2014 Plan, as the same may be from time to time amended, shall be governed by the provisions of the 2014 Plan, a copy of which has been delivered to the Grantee, and which is available for inspection at the principal offices of the Company.

10.        Professional Advice. The acceptance of the Restricted Stock Units and the sale of Common Stock issued upon settlement of the Restricted Stock Units may have consequences under foreign, federal and state tax (including social security contributions) and securities laws which may vary depending upon the individual circumstances of the Grantee. Accordingly, the Grantee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Restricted Stock Units. Without limiting other matters to be considered with the assistance of the Grantee’s professional advisors, the Grantee should consider: (a) the foreign, federal, state and local tax consequences (including social security contributions) of this Agreement, including without limitation the grant of Restricted Stock Units hereunder; (b) the merits and risks of an investment in the underlying shares of Common Stock; and (c) any resale restrictions that might apply under applicable securities laws.

11.        No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's Continuous Service at any time, with or without Cause.

12.        Entire Agreement. This Agreement is the only agreement between the Grantee and the Company with respect to the Restricted Stock Units, and this Agreement and the 2014 Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Restricted Stock Units.

13.        Tax Liability and Withholding.

13.1         The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any cash compensation, including wages, paid to the Grantee by the Company or one of its Affiliates, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding taxes. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Grantee to satisfy any federal, state or local tax withholding obligation, in whole or in party by any of the following means:

(a)       paying cash;

(b)       electing to have the Company withhold otherwise deliverable shares of Common Stock having a Fair Market Value equal to the amount required to be withheld, provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law;

(c)       delivering to the Company already-owned shares of Common Stock having a Fair Market Value equal to the amount required to be withheld;

(d)       selling a sufficient number of shares of Common Stock otherwise deliverable to the Grantee through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld; or

(e)       any combination of the foregoing.

13.2         Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee's liability for Tax-Related Items.

14.        Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

15.        Consent to Transfer of Personal Data. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company to transfer certain Grantee data to an affiliate or to its outside service providers or governmental agencies. By accepting the Restricted Stock Unit, the Grantee consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Grantee’s personal data to such entities for such purposes.

16.        Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

The Company:	Ekso Bionics Holdings, Inc.
1414 Harbour Way South, Suite 1201 Richmond, California 94804 Attention: Chief Financial Officer

The Grantee:	[INSERT NAME]
[INSERT ADDRESS]

17.        Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Administrator for review. The resolution of such dispute by the Administrator shall be final and binding on the Grantee and the Company.

18.        Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

19.        Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

20.        Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.

21.        Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent.

22.        Section 409A. This Award is intended to be a short-term deferral exempt from Section 409A of the Code and shall be interpreted consistent with this intention. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

23.        No Impact on Other Benefits. The value of the Grantee's Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

24.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

25.        Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Ekso Bionics Holdings, Inc.

By: ____________________________________ Name: Title:

GRANTEE:

Signature: _______________________________ Name (please type or print):__________________